Exhibit 99.1

PepsiCo Provides Third Quarter Outlook and Reaffirms 2004 Full-Year EPS Guidance

        PURCHASE, NY, September 1, 2004 – In conjunction with today’s announcement of the retirement of Al E. Bru, and the appointment of Irene B. Rosenfeld as Chairman and CEO of Frito-Lay, PepsiCo provided an outlook for the snack and convenient food division’s performance for the third quarter. PepsiCo’s third quarter earnings will be released on September 30.

        “These moves are occurring at an ideal time,” said Steven S Reinemund, PepsiCo’s Chairman and CEO. “Frito-Lay’s core salty performance in the third quarter is solid, with salty volume likely to grow more than 2%. Positive price mix and continued productivity, despite impacts from input cost inflation and the Quaker Snacks business, should accelerate operating profit growth vs. last quarter."

        PepsiCo also reinforced its positive guidance for the full year earnings, based on the strength of the PepsiCo portfolio. Anticipating continued solid performance at Frito-Lay and across the balance of its global businesses, PepsiCo reaffirmed its 2004 full-year forecast to deliver at least $2.29 EPS, with cash from operating activities of about $4.9 billion and, after net capital expenditures, about $3.4 billion.

        PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

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